March 10, 1997

Asset-Backed Securities Trust Services, Prudential 1995-MCF-2
LaSalle National Bank
135 South LaSalle Street, Suite 200
Chicago, Illinois  60603

               PSSFC Commercial Mortgage Pass-Through Certificates
                                Series 1995-MCF-2


                             OFFICER'S CERTIFICATE


Pursuant to the requirements of that certain Pooling & Servicing Agreement governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge, on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.

/s/ Charles J. Sipple       3-11-97
Charles J. Sipple             Date
Senior Vice President



/s/ Paula J. Mickelson      3-11-97
Paula J. Mickelson            Date
Assistant Secretary


cc:  Head of Commercial Mortgage Group
     Prudential Securities Secured Financing Corporation
     One New York Plaza
     New York, NY  10292